UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 26, 2007 (October 25, 2007)
Date of Report (Date of earliest event reported)

Commission	Exact name of registrant as specified in its charter	IRS Employer
File Number	State or other jurisdiction of incorporation or organization	Identification No.

001-14881	MIDAMERICAN ENERGY HOLDINGS COMPANY	94-2213782
(An Iowa Corporation)
666 Grand Avenue, Suite 500
Des Moines, Iowa 50309-2580
515-242-4300

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events.

On October 26, 2007, MidAmerican Energy Holdings Company (the “Company”) announced that it had extended its offer (the “Exchange Offer”) to exchange up to $1 billion in aggregate principal amount of its new registered 6.50% Senior Bonds due September 15, 2037, for up to $1 billion in aggregate principal amount of its currently outstanding 6.50% Senior Bonds due September 15, 2037, (“Original Bonds”) to 5:00 p.m., New York City time, on October 29, 2007.

The extension of the Exchange Offer has been made to allow holders of outstanding Original Bonds who have not yet tendered their Original Bonds for exchange to do so. As of the close of business on October 25, 2007, approximately $920 million in aggregate principal amount of the Original Bonds had been validly tendered for exchange and not withdrawn.

The Exchange Offer was originally scheduled to expire at 5:00 p.m., New York City time, on October 25, 2007. Other than the extension described herein, all of the terms of the Exchange Offer remain unchanged.

This announcement does not constitute an offer to sell or buy any security or a solicitation of any offer to buy securities.  The Exchange Offer is made by means of a prospectus dated September 26, 2007, which has been filed with the U.S. Securities and Exchange Commission.

A copy of the press release issued by the Company regarding the extension of the Exchange Offer is attached as Exhibit 99.1 hereto and is incorporated in this Item 8.01 by reference.

Item 9.01 - Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.

99.1	Press Release dated October 26, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDAMERICAN ENERGY HOLDINGS COMPANY
(Registrant)
Date: October 26, 2007
/s/ Paul J. Leighton
Paul J. Leighton
Vice President

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 26, 2007